Exhibit 10.1
Endocare, Inc.
Description of director compensation, as amended on September 14, 2005
Annual Retainers. Each of our non-employee directors receives an annual retainer of $25,000 for his service as a director. The lead independent director receives an additional annual retainer of $15,000, the chairman of the audit committee receives an additional annual retainer of $12,500, the chairman of the compensation committee receives an additional annual retainer of $7,500, the chairman of the nominating and corporate governance committee receives an additional annual retainer of $7,500 and each member of the audit committee receives an additional annual retainer of $2,500. The additional annual retainers are cumulative for any director who serves in multiple capacities for which such director is entitled to more than one additional annual retainer (for example, because the lead independent director also serves as chairman of the nominating and corporate governance committee and currently is a member of the audit committee, he is entitled to receive an aggregate annual retainer of $50,000, equal to the base annual retainer of $25,000 plus an aggregate additional annual retainer of $25,000). All annual retainers are paid quarterly in arrears.
Meeting Fees. Each non-employee director also receives $1,000 for each meeting of our board of directors or any committee thereof that he attends in person and an additional payment of $500 for each meeting of our board of directors or any committee thereof that he attends telephonically.
Expense Reimbursement. Directors are reimbursed for reasonable expenses incurred in connection with serving as directors.
2004 Non-Employee Director Option Program. Each non-employee director also participates in our 2004 Non-Employee Director Option Program (the “2004 Director Program”). The 2004 Director Program was adopted by our Board of Directors in July 2004 as part of our 2004 Stock Incentive Plan, and became effective upon approval by our stockholders at the Annual Meeting of the Stockholders held September 10, 2004. The 2004 Director Program is subject to the terms and conditions of the 2004 Stock Incentive Plan. Under the 2004 Director Program, non-employee directors receive a stock option grant of 20,000 shares on January 10 of each year beginning in 2005. In addition, each non-employee director first elected or appointed to the Board after stockholder approval of the 2004 Stock Incentive Plan receives a stock option grant of 30,000 shares on the first trading day after such non-employee director is first elected or appointed to the Board. All of the options granted to non-employee directors under the 2004 Director Program are granted at an exercise price equal to the fair market value of the common stock on the date the options are granted. The Board has the discretion to amend the 2004 Director Program and increase or decrease the number of stock options granted to non-employee directors on an annual or other basis. A copy of the 2004 Director Program was filed as Exhibit 10.34 to the annual report on Form 10-K that we filed on March 16, 2005.